Press Release

Excelerate Energy Appoints Nisha Biswal to Board of Directors

The Woodlands, TX, January 21, 2025 – Excelerate Energy, Inc. (NYSE: EE) today announced the appointment of Nisha D. Biswal to its Board of Directors (Board), effective January 21, 2025. Ms. Biswal will serve on the Audit and Nominating and Corporate Governance Committees.

“We are very pleased to welcome Nisha to the Board of Directors,” said Steven Kobos, President and Chief Executive Officer of Excelerate. “Her extensive international background and experience guiding U.S. investments in developing markets aligns well with Excelerate’s strategy and plans for growth. Nisha also brings a wealth of experience specifically with respect to South Asia which represents approximately 20% of the world’s population and a growing source of demand for global LNG supply.”

Ms. Biswal brings over 30 years of experience in U.S. foreign policy and international economic development and trade programs, including in U.S. government agencies, Congress, and the private sector. Most recently, Ms. Biswal served as the Deputy Chief Executive Officer of the U.S. International Development Financial Corporation (DFC), overseeing the operations and strategy for a $60 billion government corporation financing private-sector-led global projects in energy, infrastructure, health, agriculture, and financial inclusion. Previously, Ms. Biswal has served as U.S. Assistant Secretary of State for South and Central Asian Affairs and Assistant Administrator for Asia at the U.S. Agency for International Development as well as on various Congressional Committee staff. Prior to joining DFC, Ms. Biswal was senior vice president for international strategy and global initiatives at the U.S. Chamber of Commerce and led the U.S. India Business Council and the U.S. Bangladesh Business Council.

Ms. Biswal’s appointment follows the resignation of Carolyn J. Burke from the Excelerate Board after nearly three years of service. Her resignation is effective January 21, 2025. Paul Hanrahan will assume chairmanship of the Compensation Committee.

Mr. Kobos added, “On behalf of the Excelerate Board of Directors and management team, I would like to express my sincere gratitude to Carolyn for her dedicated service as a Board member. Carolyn’s energy industry and financial expertise have been incredibly valuable to me and to the Excelerate team. We appreciate her many contributions to our company over the last three years and wish her the best in her future endeavors.”

About Excelerate Energy:

Excelerate Energy, Inc. is a U.S.-based LNG company located in The Woodlands, Texas. Excelerate is changing the way the world accesses cleaner forms of energy by providing integrated services along the LNG value chain with the objective of delivering rapid-to-market and reliable LNG solutions to customers. The Company offers a full range of services across the LNG value chain. Excelerate has a presence in Abu Dhabi, Antwerp, Boston, Buenos Aires, Chattogram, Dhaka, Doha, Dubai, Hanoi, Helsinki, London, Rio de Janeiro, Singapore, and Washington, DC. For more information, please visit www.excelerateenergy.com.

Contacts

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Craig Hicks

Excelerate Energy

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